Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Announces the Appointment of Paul M. Isabella as President and Chief Operating Officer

PEABODY, Mass.--(BUSINESS WIRE)—October 15, 2007--Beacon Roofing Supply, Inc. (the "Company") (Nasdaq: BECN) today announced the appointment of Paul M. Isabella as President and Chief Operating Officer. Mr. Isabella’s extensive background includes over 30 years of leadership positions at major U.S. corporations where he had responsibility for operations, distribution and logistics, customer service, marketing, sales, strategic planning and supply chain management.

Mr. Isabella began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Following his tenure at GE, Mr. Isabella held executive management positions at Eastman Kodak and The Stanley Works, where he was Senior Vice President of Global Operations. From 2005-2007, Mr. Isabella was Executive Vice President of Cooper Industries where he had responsibility for the $3 billion group of electrical businesses known as the Cooper Connection.

“We are very excited to have Paul join our Company,” said Robert R. Buck, Beacon’s Chairman and Chief Executive Officer. “Paul’s substantial industry experience and leadership skills will be great assets to our employees, customers and shareholders and will foster Beacon’s continued growth and success.” Mr. Isabella added, “I greatly look forward to joining Beacon and helping to fulfill its mission to be the leading North American supplier of exterior building products and add value for the Company’s shareholders.”

Mr. Isabella is married with two children and received his bachelor of science degree from Cortland State University in 1977. He also is a graduate of General Electric’s Manufacturing Management Program. He is expected to begin with the Company in November, 2007.

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply is a leading distributor of roofing materials and complementary building products, currently operating 178 branches in 34 states and in Eastern Canada.

CONTACT: Beacon Roofing Supply, Inc.
David Grace, 978-535-7668 x14 dgrace@beaconroofingsupply.com